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                                                                   EXHIBIT 10.20

                            SECURED PROMISSORY NOTE


$1,155,000.00                                                      June 19, 1996


     FOR VALUE RECEIVED, the undersigned James J. Braniff III (the "Borrower") hereby promises to pay to the order of Arthur J. Gallagher & Co., a Delaware corporation ("Payee"), the principal sum of One Million One Hundred Fifty-Five Thousand Dollars ($1,155,000), together with interest on the unpaid balance of such principal amount from the date hereof at the rate of three percent (3%) compounded annually. The principal balance of and all accrued but unpaid interest on this Promissory Note shall be payable in full by Borrower to Payee on demand.

     Payments of principal and interest on this Promissory Note shall be made in legal tender of the United States of America and shall be made at the corporate offices of Payee at Two Pierce Place, Itasca, IL 60143-3141, Attention: Michael
J. Cloherty, Chief Financial Officer, or at such other place as Payee shall have designated in writing to Borrower. If the date set for any payment of principal or interest on this Promissory Note is a Saturday, Sunday or legal holiday, then such payment shall be due on the next succeeding business day.

     As of the date hereof, Borrower has acquired 153,127 shares of the common stock (the "Common Stock"), par value $1.00 (the "Shares"), of Payee pursuant to the terms of that certain Restated Agreement and Plan of Merger and Reorganization dated as of September 27, 1988 by and among Payee, Borrower and certain individuals and corporations. This Promissory Note shall be secured by the Shares as provided in that certain Stock Pledge Agreement of even date herewith by and between Payee and Borrower (the "Pledge Agreement").

     The principal of and accrued interest on this Promissory Note may be prepaid at any time, in whole or in part, without premium or penalty. Any such prepayment shall be first applied to the payment of any accrued interest and then to the unpaid balance of the principal amount.

     At any time, Payee may, by written notice to Borrower, declare the entire unpaid principal amount of this Promissory Note and all accrued and unpaid interest thereon to be immediately due and payable and, thereupon, the unpaid principal amount and all such accrued and unpaid interest shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

     The provisions of this Promissory Note shall be governed by and construed in accordance with the Laws of the State of Illinois without regard to the conflicts of law rules thereof. In the event that Payee is required to take any action to collect or otherwise enforce payment of this Promissory Note, Borrower agrees to pay such attorneys' fees and court costs as Payee may incur as a result thereof, whether or not suit is commenced.


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IN WITNESS WHEREOF, this Promissory Note has been duly executed and delivered by
Borrower on the date first above written.


                                       BORROWER


                                          /s/ James J. Braniff III
                                       -----------------------------------



                                          /s/ Marsha G. Braniff
                                       -----------------------------------
                                       Spouse